Exhibit 10.4
AMENDMENT 2009-1
to the
NORDSTROM SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(2008 Restatement)
The Nordstrom Supplemental Executive Retirement Plan (2008 Restatement) (the “Plan”) is hereby amended to reflect a change in practice with regard to payment of taxes due on benefits payable under the Plan.
(i)     Section 3.10 Payment of Benefits is amended by replacing subsection (c) Withholding with the following:
     “(c) Withholding.
     (i) Income Tax and Other Withholding. The Company shall withhold from any and all benefit payments made under the Plan and this Article III, all federal, state and local income taxes the Company reasonably determines are required to be withheld in connection with the benefits hereunder, and any other amounts due, owing and unpaid by the Participant to the Company, to be determined in the sole discretion of the Company. In the event the amounts due under this 3.10(c)(i) exceed the amount of benefits currently payable, the Participant shall be required to contribute to the Company an amount necessary to meet such obligations.
     (ii) Employment Taxes. At the time of Retirement, the Company shall calculate the employment taxes (i.e., Social Security and Medicare taxes) due on the Participant’s benefit under the Plan. Employment taxes shall be remitted to the appropriate taxing authority in accordance with applicable federal and state tax regulations. The Company may, but is not required to, pay the Participant’s share of the employment taxes on behalf of the Participant.”
Approved pursuant to proper authority this 25 day of February, 2009.

NORDSTROM, INC.
By:	/s/ Delena Sunday
Delena Sunday
Title:	Executive Vice President Human Resources and Diversity Affairs